Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276307

Prospectus Supplement No. 3
(To Prospectus dated February 14, 2024)

Up to 24,274,995 Shares of Class A Common Stock

Up to 12,082,923 Shares of Class A Common Stock Issuable Upon Exercise of Public Warrants and Senior Convertible Notes

This prospectus supplement updates, amends and supplements the prospectus dated February 14, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276307). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with the information from our Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2024, May 28, 2024, May 31, 2024 and June 11, 2024 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on The Nasdaq Global Market under the symbol “BNZI.” On July 9, 2024, the closing price of our Class A Common Stock was $0.1480 per share. Our Public Warrants are listed on The Nasdaq Capital Market under the symbol “BNZIW.” On July 9, 2024, the closing price of our Public Warrants was $0.0155.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 19 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On May 15, 2024, Banzai International, Inc. (the “Company”) issued a press release announcing financial results for the quarter ended March 31, 2024 (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated into this Item 2.02 by reference.

The Press Release includes the Company’s Adjusted EBITDA loss for the three months ended March 31, 2024 and the three months ended March 31, 2023. In addition to the Company’s results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company believes that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating its operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. The Company uses this information for ongoing evaluation of operations and for internal planning purposes. The Company believes that non-GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company endeavors to compensate for the limitation of Adjusted EBITDA by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

•	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation.

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments.

•	Adjusted EBITDA does not reflect impairment and restructuring costs.

•	Adjusted EBITDA does not reflect interest expense or other income.

•	Adjusted EBITDA does not reflect income taxes.

•	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination.

Other companies, including companies in the Company’s own industry, may calculate Adjusted EBITDA differently from the way it does, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

($ in Thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period- over- Period $	Period- over- Period %
Net loss	$(4,501)	$(3,763)	$(738)	19.6%
Other income, net	(4)	(63)	59	-93.7%
Depreciation expense	2	2	-	0.0%
Stock based compensation	253	402	(149)	-37.1%
Interest expense	451	538	(87)	-16.2%
Interest expense - related party	578	383	195	50.9%
Income tax (benefit) expense	(1)	3	(4)	-133.3%
GEM commitment fee expense	200	-	200	nm
Gain on extinguishment of debt	(528)	-	(528)	nm
Loss on debt issuance	171	-	171	nm
Change in fair value of warrant liability	(408)	-	(408)	nm
Change in fair value of warrant liability - related party	(115)	-	(115)	nm
Change in fair value of simple agreement for future equity	-	23	(23)	-100.0%
Change in fair value of simple agreement for future equity - related party	-	303	(303)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	-	32	(32)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	-	137	(137)	-100.0%
Change in fair value of convertible promissory notes	544	-	544	nm
Transaction related expenses*	1,842	1,251	591	47.2%

Adjusted EBITDA (Loss)	$(1,508)	$(626)	$(882)	141.1%

*	Transaction related expenses include

($ in Thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Period-over- Period $	Period-over- Period %
Professional fees - audit	$344	$277	$67	24.2%
Professional fees - legal	597	68	529	777.9%
Incremental accounting	680	808	(128)	-15.8%
Market study, M&A support	221	98	123	125.5%

Transaction related expenses	$1,842	$1,251	$591	47.2%

Item 8.01	Other Events.

On May 3, 2024, the Company and YA II PN, Ltd. (“Yorkville”) entered into a Debt Repayment Agreement (the “Debt Repayment Agreement”) with respect to the unsecured promissory note in the principal amount of $2,000,000 issued to Yorkville on December 14, 2023 (the “December Promissory Note”) and the unsecured promissory note in the principal amount of $1,500,000 issued to Yorkville on March 26, 2024 (the “March Promissory Note,” together with the December Promissory Note, the “Promissory Notes”). The Company issued the Promissory Notes pursuant to a Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Yorkville and the Company, as amended from time to time (the “SEPA”). As of the date hereof, there is an aggregate $2,700,000 outstanding under the Promissory Notes.

Under the Debt Repayment Agreement, Yorkville has agreed that, upon completion of a Company registered offering (the “Offering”) and repayment of an aggregate $2,000,000 outstanding under the Promissory Notes (the “Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the Offering and ending on the date that is 90 days thereafter. Under the Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the Offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement is conditioned on the completion of the Offering by June 2, 2024.

The foregoing description of the Debt Repayment Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 99.2 to this Current Report and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 15, 2024.

99.2	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2024, Banzai International, Inc. (the “Company”) priced a “best efforts” public offering for the sale by the Company of an aggregate of 5,227,780 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), 8,661,110 pre-funded warrants (the “Pre-Funded Warrants”), and 13,888,890 common warrants (the “Common Warrants”). The public offering price was $0.18 per share and accompanying Common Warrant, or $0.1799 per Pre-Funded Warrant and accompanying Common Warrant. The Pre-Funded Warrants are exercisable immediately, may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, and have an exercise price of $0.0001. The Common Warrants are exercisable immediately for a term of five years and have an exercise price of $0.18.

On May 22, 2024, the Company entered into a securities purchase agreement with certain purchasers (the “Purchase Agreement”). A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a fee in the form of (a) a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that were sold in the offering (the “Cash Fee”); provided, however, that the Cash Fee was reduced by an amount equal to $25,000 to be paid to the Company’s financial advisor, and (b) warrants (the “Placement Agent Warrants”) to purchase Class A Common Stock equal to 6% of the aggregate number of shares of Class A Common Stock sold in the offering at an exercise price per share equal to 110% of the price per share of Class A Common Stock sold in the offering. The offering closed on May 28, 2024.

The securities were offered and sold pursuant to the Company’s registration statement on Form S-1 (File No. 333-278871), as amended, which was declared effective by the Securities and Exchange Commission on May 21, 2024.

The foregoing descriptions of the Purchase Agreement, Placement Agency Agreement, Common Warrants, Pre-Funded Warrants, and Placement Agent Warrants are qualified by reference to the full text of such documents, which are filed as Exhibits 10.1 to 10.5, respectively, to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On May 22, 2024, the Company and YA II PN, Ltd. (“Yorkville”) entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the unsecured promissory note in the principal amount of $2,000,000 issued to Yorkville on December 14, 2023 (the “December Promissory Note”) and the unsecured promissory note in the principal amount of $1,500,000 issued to Yorkville on March 26, 2024 (the “March Promissory Note,” together with the December Promissory Note, the “Promissory Notes”). The Amended Debt Repayment Agreement amends and restates the Debt Repayment Agreement, dated as of May 3, 2024, by and between the Company and Yorkville. The Company issued the Promissory Notes pursuant to a Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Yorkville and the Company, as amended from time to time (the “SEPA”). As of the date hereof, there is an aggregate $2,700,000 outstanding under the Promissory Notes.

Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a Company registered offering (the “Offering”) and repayment of an aggregate $750,000 outstanding under the Promissory Notes (the “Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the Offering and ending on the date that is 90 days thereafter; provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the Offering.. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the Offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Class A Common Stock. The Amended Debt Repayment Agreement was conditioned on the completion of the Offering by May 29, 2024. As described above, such Offering closed on May 28, 2024.

The foregoing description of the Amended Debt Repayment Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Purchase Agreement.

10.2	Placement Agency Agreement.

10.3	Form of Common Warrant.

10.4	Form of Pre-Funded Warrant.

10.5	Placement Agent Warrant.

99.1	Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2024, Ashley Levesque advised Banzai International, Inc. of her decision to resign from her position as Vice President of Marketing. Ms. Levesque’s resignation is effective at the close of business on June 7, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2024

Banzai International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39826	85-3118980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 414-1777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2024, Mark Musburger advised Banzai International, Inc. of his decision to resign from his position as Chief Financial Officer. Mr. Musburger’s resignation is effective at the close of business on June 14, 2024. Mr. Musburger’s decision to resign was not the result of any disagreements with the Company on any matter related to the operations, policies, or practices of the Company.

Upon Mr. Musburger’s departure, Alvin Yip will be assuming the role of interim CFO. Mr. Yip is a certified public accountant with over 25 years of accounting experience, serving in various roles with increasing responsibility throughout his career. Mr. Yip has served as Corporate Controller for the Company since December of 2022.

There is no family relationship between Mr. Yip and any of our other officers and directors. Mr. Yip has not had any transaction with the Company since the beginning of our last fiscal year.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

10.4	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2024

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer